UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 29, 2013

XFORMITY TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Colorado	0-23391	84-1434313
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

4100 Spring Valley Road, Suite 800. Dallas, Texas  75244
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (972) 661-1200

___________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

Effective March 29, 2013, XFormity Technologies, Inc., a Colorado corporation (the “Company”) and its wholly-owned subsidiary XFormity, Inc., a Texas corporation with Altametrics XFormity, LLC, executed and delivered a Termination Agreement and Mutual General Release (the “Termination Agreement”) terminating the previously announced Asset Purchase Agreement dated August 1, 2012.  A copy of the Termination Agreement is filed as an Exhibit herewith.

The Asset Purchase Agreement provided for the sale by the Company to Altametrics of substantially all of the Company’s assets (the “Asset Sale”).   The consummation of the Asset Sale was subject to numerous conditions precedent, including the need to obtain the approval of the Asset Sale by the shareholders of the Company.  In an effort to secure shareholder approval, the Company filed its Preliminary Proxy Statement with the SEC.  In response to that filing, the SEC staff issued comments.  After considering those comments, management of the Company concluded that it could not, in all probability, obtain clearance of the Proxy Statement by the SEC, undertake the mailing of the Proxy Statement and conduct a special meeting of shareholders with sufficient votes to approve the Asset Sale on or before the March 31, 2013 termination date of the Asset Purchase Agreement.

In view of the inevitability of not being able to satisfy the conditions to completing the Asset Sale,  the Company and Altametrics agreed to formally terminate the Asset Purchase Agreement by executing the Termination Agreement.

As previously announced,  there exists a backup Asset Purchase Agreement between Altametrics and the Indenture Trustee on behalf of the holders of the Company’s outstanding $1.2 million in senior secured convertible debentures. Those debentures have been in default since July 31, 2012.  With the termination of the primary Asset Purchase Agreement, the backup Asset Purchase Agreement with the Indenture Trustee has become operative.

ITEM 9.01:     FINANCIAL STATEMENTS AND EXHIBITS

(a)	Exhibit

10.1	Termination Agreement and Mutual General Release

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XFormity Technologies, Inc.(Registrant)

Dated: April 1, 2013	__/s/ Chris Ball_______________

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